Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CEO Approval ________

For Further Information Contact Either:
Tom Stoltz	Stuart Uselton
Executive Vice President	Executive Vice President
Chief Financial Officer	Chief Administrative Officer
704-551-7201	704-940-7832
THE CATO CORPORATION ANNOUNCES RESIGNATION
OF CHIEF FINANCIAL OFFICER

Charlotte, NC (April 4, 2008) — The Cato Corporation (NYSE: CTR) announced today that Tom Stoltz has resigned as Executive Vice President, Chief Financial Officer of the Company, effective April 18th. Prior to assuming a position with another company, Mr. Stoltz will assist in the transition of his duties. The Company will initiate a search for his replacement including a review of internal candidates.
In the interim, John Howe, Senior Vice President and Controller will serve in the role of Principal Financial Officer. Mr. Howe will report directly to John Cato, Chairman, President and Chief Executive Officer.
John Cato commented, “Tom has made valuable contributions to the Company’s success. We wish him well in his new position.” Mr. Stoltz will be joining a privately-held sports apparel online retailer as their CFO.
“This new opportunity allows me to draw upon my past experiences to assist my new company to continue their rapid growth and to further develop their reporting and planning systems and controls,” said Mr. Stoltz. “I will miss the entire team at Cato and greatly appreciate the confidence they have entrusted in me. I believe with the Company’s strong balance sheet, Cato is well-positioned to continue to realize profitable growth over the long-term.”

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. As of March 1, 2008, the Company operated 1,321 stores in 32 states. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions, and inventory risks due to shifts in market demand, as well as such other factors and considerations contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

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